       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1999
                                                    Registration No.  333-28861
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                               ------------------------
                                       FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------------
                                MIRAGE HOLDINGS, INC.
                (Exact name of registrant as specified in its charter)
                               ------------------------
             NEVADA                                    95-4627685
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)


                               ------------------------
                             Najeeb U. Ghauri, President
                            233 Wilshire Blvd., Suite 930B
                                Santa Monica, CA 90401
                                    (310) 395-4073
      (Address of Registrant's principal executive offices, including zip code)
                               ------------------------

                              ADVISOR COMPENSATION PLAN
                               (Full title of the Plan)

                                ParaCorp, Incorporated
                           318 N. Carson Street, Suite 208
                                Carson City, NV 89701
                                    (888) 972-7273
              (Name, address and telephone number of agent for service)

                               ------------------------

                                      COPIES TO:
                              Lawrence W. Horwitz, Esq.
                                    Horwitz & Beam
                             Two Venture Plaza, Suite 350
                                   Irvine, CA 92618

                               ------------------------
                   Approximate Date of Proposed Sale to the Public:
     As soon as practicable after this Registration Statement becomes effective.

                               ------------------------

                           CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
        Title of Securities          Amount to be     Proposed Maximum     Proposed Maximum         Amount of
          to be Registered            Registered     Offering Price per   Aggregate Offering    Registration Fee
                                                           Share                 Price
-----------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 Par Value(1)    15,000(1)         $4.0000(2)              $60,000              $17.70
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


-------------------------
1 Consists of 15,000 shares of common stock, issuable for counseling and advisory services to Horwitz & Beam.

2 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 and based upon the average of the bid and asked prices for the Common Stock on January 13, 1999, as reported by the OTC Bulletin Board

                                MIRAGE HOLDINGS, INC.

           CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K


     Form S-8 Item Number
         and Caption                              Caption in Prospectus
     ---------------------                        ---------------------
1.   Forepart of Registration Statement           Facing Page of Registration
     and Outside Front Cover Page of              Statement and Cover Page of
     Prospectus                                   Prospectus

2.   Inside Front and Outside Back                Inside Cover Page of Prospectus
     Cover Pages of Prospectus                    and Outside Cover Page of Prospectus

3.   Summary Information, Risk Factors            Not Applicable
     and Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                              Not Applicable

5.   Determination of Offering Price              Not Applicable

6.   Dilution                                     Not Applicable

7.   Selling Security Holders                     Sales by Selling Security Holder

8.   Plan of Distribution                         Cover Page of Prospectus and Sales
                                                  by Selling Security Holder

9.   Description of Securities to be              Description of Securities;
     Registered

10.  Interests of Named Experts and               Legal Matters
     Counsel

11.  Material Changes                             Not Applicable

12.  Incorporation of Certain Information         Incorporation of Certain
     by Reference                                 Documents by Reference

13.  Disclosure of Commission Position            Indemnification of Directors
     on Indemnification for Securities            and Officers; Undertakings
     Act Liabilities




                               DATED: JANUARY 18, 1999

                                       PART II


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant incorporates the following documents by reference in the registration statement:

     The Company's Annual Report on Form 10-KSB filed for the year ended June 30, 1998 and the Company's Quarterly Report on Forms 10-QSB for the quarter ended September 30, 1998.

     All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES.

     The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Inasmuch as the consultant who received the Shares of the Registrant was knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 8.   EXHIBITS

 4        Retainer Agreement with Horwitz & Beam.

 5 Opinion of Horwitz & Beam, consent included, relating to the issuance of the shares of securities pursuant to the Retainer Agreement.

23.1      Consent of Horwitz & Beam.

23.2      Consent of Stonefield Josephson, Inc.


Item 9.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Monica, State of California, on January 14, 1999.

                                           MIRAGE HOLDINGS, INC.



                                           By: /s/ Najeeb U. Ghauri
                                               ------------------------------
                                                Najeeb U. Ghauri, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on and on the date indicated.



 /s/ Najeeb U. Ghauri                                   Date: January 14, 1999
------------------------------------------------------
Najeeb U. Ghauri, President, Executive Vice President,
Chief Financial Officer, Secretary, and Director

 /s/ Irfan Mustafa                                      Date: January 14, 1999
------------------------------------------------------
Irfan Mustafa, Director


 /s/ Earl Shannon                                       Date: January 14, 1999
------------------------------------------------------
Earl Shannon, Director